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                                                                      EXHIBIT 99

[DUSU(R) LOGO]
INNOVATION IN PHOTODYNAMIC THERAPY

DUSA PHARMACEUTICALS, INC. (R)

FOR RELEASE AT 8:00 A.M.

                      DUSA ANNOUNCES HIRING OF ROBERT DOMAN
                    AS PRESIDENT AND CHIEF OPERATING OFFICER

WILMINGTON, MA. JANUARY 4TH, 2005 - DUSA Pharmaceuticals, Inc. (NASDAQ NMS:
DUSA) today announced the hiring of Robert Doman as President and Chief Operating Officer (COO) of the Company, based at DUSA's Wilmington, MA headquarters, effective January 3rd, 2005. Mr. Doman has more than 25 years experience in the medical device industry, with domestic and international experience in general management, acquisitions/licensing, business development, sales, marketing and strategic planning.

From 2000 until 2004, Mr. Doman served as President of Leach Technology Group, the medical device division of Leach Holding Corporation, a privately owned company that was recently sold to Esterline Technologies (NYSE: ESL).

From 1999 to 2000, he was President, Device Product Development, of West Pharmaceutical Services (NYSE: WST), a manufacturer of systems and device components for parenterally administered medicines and drugs.

Prior to joining West Pharmaceutical Services, he worked for the Convatec division of Bristol-Myers Squibb from 1991 to 1999 in positions that included:
Vice President, Worldwide Marketing and Business Development; Vice President and General Manager, U.S. Wound and Skin Care; and Vice President, U.S. Operations. During this time, he also had significant exposure to the field of dermatology.

From 1976 until 1990, he worked for Critikon, Inc., a Johnson & Johnson company, in various sales, sales management and marketing positions, eventually rising to become Business Director of the Vascular Access Unit.

Dr. Geoffrey Shulman, DUSA's former President and Chief Executive Officer (CEO), is remaining as CEO, and has been re-appointed as the Chairman of the Board of Directors. Jay Haft, DUSA's former Chairman, is remaining the Company's Lead Director and has been appointed to the new position of Vice Chairman of the Board of Directors.

Dr. Shulman, DUSA's CEO, stated "With DUSA's rapid sales growth in 2004, and our expectations of continued strong growth in the years to come, we felt that it was important to add additional experienced professional management to help lead DUSA's growth during this critical period. Therefore, we are delighted to have Bob Doman join DUSA as President and COO. Bob is a proven winner who has been a successful

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leader and professional manager with both small and large companies throughout his career. The management team and I look forward to working with him to take DUSA to a whole new level of success in the years to come."

Commenting on the appointment, Mr. Doman stated, "I am thrilled to be joining DUSA at such an exciting time in the Company's history. DUSA has significant potential for growth based on its core technology in Levulan(R) Photodynamic Therapy (PDT) and Photodetection (PD), compelling clinical data and dedicated employees. I am very excited about the opportunity to work with the management team and employees to bring this technology to medical professionals for the benefit of their patients."

DUSA Pharmaceuticals, Inc. is a biopharmaceutical company engaged primarily in the development of Levulan PDT and PD for multiple medical conditions, with its primary focus in dermatology. PDT and PD utilize light-activated compounds to induce a therapeutic or detection effect. DUSA is a world leader in topically or locally applied PDT and PD. DUSA maintains offices in Wilmington, MA, Valhalla, NY and Toronto, Ontario.

Except for historical information, this news release contains certain forward-looking statements that involve known and unknown risks and uncertainties, which may cause actual results to differ materially from any future results, performance or achievements expressed or implied by the statements made. These forward-looking statements relate to the Company's expectations and significant potential for continued strong growth and working with Mr. Doman in the future to reach new levels of success. Such risks and uncertainties include, but are not limited to, DUSA's continued sales penetration, continuing regulatory approval of its products, market acceptance of future products, DUSA's ability to continue to fund its anticipated growth plans, maintenance of its patent portfolio and other risks identified in our SEC filings from time to time, including those contained in DUSA's Form 10-K for the year ended December 31, 2003.

For further information contact:
D. GEOFFREY SHULMAN, MD, President and CEO or SHARI LOVELL, Director, Shareholder Services Tel: 416.363.5059
Fax: 416.363.6602 or visit www.dusapharma.com